Exhibit 2.2

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT is made this 3rd day of January, 2002, between:

SOUTHTRUST BANK
 420 North 20th Street, 6th Floor
Birmingham, AL 35205
(hereinafter sometimes referred to as “SouthTrust” or “Seller”)

OF THE FIRST PART,

- and -

DON BELL SIGNS LLC
 4820 S. Peninsula Drive
Ponce Inlet, FL 32127
(hereinafter referred to as “Purchaser”)

OF THE SECOND PART.

WHEREAS:
A.	The Company (as defined hereinafter) is engaged in the business of manufacturing, distributing and selling signs for commercial use. The Company is a wholly-owned subsidiary of Display.
B.

Pursuant to the Loan Agreement attached hereto as Schedule A, SouthTrust holds security interests in certain assets of the Company more particularly described on Schedule B attached hereto, perfected under the applicable provisions of the UCC, as general and continuous security for certain indebtedness, obligations and liabilities of the Company and Display to SouthTrust.

C.

The Seller has agreed to sell, transfer and assign to the Purchaser, and the Purchaser has agreed to buy from the Seller, all of the right, title and interest of the Seller in and to the Purchased Assets (as defined hereinafter) free and clear of any and all liens, claims and encumbrances, except Permitted Encumbrances, as provided in the UCC.

NOW THEREFORE for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1
 INTERPRETATION

1.1          Definitions. In this Agreement, the following terms shall have the following meanings:

"Accounts" has the meaning ascribed to such term in the UCC;

"Affiliates" means Display and its subsidiaries, including, without limitation, Ad Art Electronic Sign Corporation, Lockwood Sign Group, Inc., La-Man Corporation, J.M. Stewart Manufacturing, Inc., J.M. Stewart Corporation, J.M. Stewart Industries, Inc., and VisionTrust Marketing, Inc.;

"Agreement" means this Agreement including the Schedules to this Agreement as it or they may be amended or supplemented from time to time, and the expressions "hereof", "herein", "hereto", "hereunder", ""hereby" and similar expressions refer to this Agreement and not to any particular Section or other portion of this Agreement;

"Assumed Liabilities Cap" has the meaning assigned to such term in Section 3.4(a);

"Bankruptcy Code" means Title 11 of the United States Code;

"Business Day" means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of Birmingham, Alabama;

"CDS" means Certified Display Systems, a division of the Company;

“CDS Payables” means any and all payables, liabilities, debts, and obligations, up to a maximum amount of $175,000, owed by the Company and CDS to one or more of the Affiliates as of the Closing Date;

“Closing” shall mean the closing of the sale transaction described in this Agreement;

“Closing Date” means January 16, 2002, or such other date as mutually agreed upon in writing by Seller and Purchaser, and the Closing shall take place at the office of Seller's attorneys, Bradley Arant Rose & White LLP in Birmingham, Alabama, or as the Parties may mutually agree upon;

“Company” means Don Bell Industries, Inc., a Florida corporation;

“Company Side Agreement” means the Acknowledgment of and Consent to Sale Agreement between the Company and the Purchaser, in substantially the same form as Schedule G attached hereto;

“Cure Period” has the meaning assigned to such term in Section 3.3;

“Display” means Display Technologies, Inc., a Nevada corporation;

“Documents” has the meaning ascribed to such term in the UCC;

“Equipment” has the meaning ascribed to such term in the UCC;

“Escrow Agent” means the escrow agent, mutually acceptable to both Purchaser as Seller, under the Escrow Agreement;

“Escrow Agreement” means the escrow agreement to be executed and delivered at the Closing among the Purchaser, the Seller, and the Escrow Agent, which shall be reasonably acceptable to all parties and contain such terms and conditions described in Article 3 hereof;

“Escrow Funds” has the meaning ascribed to such term in section 3.2(a);

“Excluded Assets” means all assets or properties of the Company other than the Purchased Assets. It is expressly understood by the Parties that “Excluded Assets” includes (1) all cash and cash equivalents of the Company as of the Closing, including, without limitation, all amounts collected by the Company or Seller with respect to the Company's Accounts prior to the Closing, (2) all real property whether currently or heretofore owned or leased by the Company, (3) all Equipment of the Company subject to leases, (4) all of the Company's tax credits, tax losses, tax refunds of any kind or nature (and the right to receive the same) and loss carryforwards, (5) the Accubend Letter Forming Machine, (6) any and all accounts due or owing to the Company from any Affiliate, (7) Contract No. 06866, Owner-Contractor Agreement, dated December 8, 2000, between Ad Art Electronic Sign Corporation and Anheuser-Busch, Inc., as the same was assigned to Company by Assignment, Assumption, Consent and Principal Substitution Agreement, dated March 15, 2001, by and among the Company, Ad Art Electronic Sign Corporation and Anheuser-Busch, Inc., and (8) any and all contracts, agreements, understandings and arrangements by and between Company and Pacino's Italian Restaurant, Inc.;

“Final Purchase Price” shall have the meaning ascribed to such term in Section 3.1(a);

“General Intangibles” has the meaning ascribed to such term in the UCC;

“Goods” has the meaning ascribed to such term in the UCC;

“including” means including, without limitation, and “includes” means includes, without limitation;

“Instruments” has the meaning ascribed to such term in the UCC;

“Interim Purchase Price” shall have the meaning ascribed to such term in Section 3.1(a);

“Inventory” has the meaning ascribed to such term in the UCC;

“Loan Agreement” means the Loan and Security Agreement dated as of January 17, 2001 by and among the Seller, the Company and Display, among others, as amended;

“Party” means a party to this Agreement and any reference to a Party includes its successors and permitted assigns; and “Parties” means every Party;

“Permitted Encumbrances” means those security interests in and liens on the Purchased Assets described on Schedule E attached hereto;

“Person” is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, the government of a country or any political subdivision thereof, or any agency or department of any such government, and the executors, administrators or other legal representatives of an individual in such capacity;

“Post-Closing Adjustment” means the remainder, positive or negative, of (a) all cash received by the Company and by the Seller on behalf of the Company from, and including, November 1, 2001 to and including the Closing Date, but excluding cash and cash equivalents loaned or advanced by the Seller to or for the benefit of the Company during such period, less (b) the sum of (i) all cash and cash equivalents expended by the Company from, and including, November 1, 2001 to and including the Closing Date, but excluding any cash and cash equivalents paid by the Company to the Seller during such period, plus (ii) all checks of the Company outstanding that are due to be honored as of the Closing Date, excluding any checks made payable to the Seller;

“Post-Closing Cash Report” shall have the meaning ascribed to such term in Section 3.1(b);

“Purchased Assets” means all of the Seller's right, title and interest derived from the foreclosure of security interests described in Section 7.1 hereof, in, to and under the assets and property rights of the Company described on Schedule B attached hereto, but expressly excluding the Excluded Assets;

“Real Estate” means the real estate described on Schedule H attached hereto;

“Real Estate Closing” means the closing of Purchaser's purchase from the Company and Display of the Real Estate;

“Real Estate Owners” means DBI;

“Time of Closing” means 10:00 am on the Closing Date or such other time on the Closing Date as the Parties may agree;

“UCC” means the Uniform Commercial Code, as in effect on the date hereof and on the Closing Date in the State of Florida;

“United States Dollars” means the lawful currency of the United States of America.

1.2          Section and Schedule References. Unless the context requires otherwise, references in this Agreement to Sections or Schedules are to Sections or Schedules of this Agreement.

1.3          Schedules. The following Schedules are attached to and form part of this Agreement:

Schedule “A” - Loan Agreement
Schedule “B” - Purchased Assets
Schedule “C” - SouthTrust's UCC-1 Financing Statements
Schedule “D” - SouthTrust's UCC notice of sale
Schedule “E” - Permitted Encumbrances
Schedule “F” - Form of bill of sale
Schedule “G” - Company Side Agreement
Schedule “H” - Description of Real Estate

ARTICLE 2
 PURCHASE AND SALE

2.1          Purchased Assets to be Purchased and Sold. Subject to the terms and conditions hereof, the Seller agrees to sell, assign and transfer to the Purchaser, and the Purchaser hereby agrees to purchase from the Seller, on the Closing Date, pursuant to private sale proceedings in accordance with the UCC, all of the right, title and interest of the Seller in and to the Purchased Assets.

2.2          As is, Where is. The Purchaser acknowledges and agrees that the Purchased Assets are purchased on an ''as is, where is” basis and that it has inspected the Purchased Assets and is relying entirely on its own investigations and its inspections in proceeding with the transactions contemplated hereunder. Without limiting the foregoing, the Purchaser expressly confirms, acknowledges and agrees that, at the Closing, it will accept the Purchased Assets in their then-present state, condition and location, and that the Seller has made no representations, warranties, terms, conditions, understandings or collateral agreements, express or implied, by statute or otherwise with respect to the title (except as provided herein), merchantability, condition, description, fitness for purpose, quality or quantity of the Purchased Assets, except as expressly set forth herein.

2.3          Taxes. The Purchaser will at the Time of Closing pay directly to the appropriate taxing authority all, if any, taxes (excluding income taxes), whatsoever which are payable in connection with the transactions herein, together with all registration fees or other charges properly payable upon or in connection with the conveyance or transfer of the Purchased Assets. The Purchaser will deliver to the Seller, at the Closing, evidence to confirm the Purchaser's payment of all of the foregoing, in form and substance acceptable to the Seller and its counsel in all respects. The Purchaser shall and hereby does indemnify and hold the Seller harmless in respect of any taxes, penalties, interest and other amounts which may be assessed against the Seller under any law (other than income taxes) as a result of the sale of the Purchased Assets and the failure of the Purchaser to pay all of the aforementioned taxes payable in connection with the transactions contemplated by this Agreement, whether arising from re-assessment or otherwise. The foregoing indemnification obligation shall survive the Closing.

ARTICLE 3
 PAYMENT OF PURCHASE PRICE

3.1          Purchase Price.

(a)          The purchase price of the Purchased Assets shall be an amount equal to One Million Two Hundred Twenty-Five Thousand and No/100 United States Dollars ($1,225,000.00) (the "Interim Purchase Price"), reduced by the amount, if any, of the Post-Closing Adjustment (the Interim Purchase Price as adjusted by the Post-Closing Adjustment being referred to as the "Final Purchase Price").

(b)          Not later than five (5) Business Days after the Closing Date, the Company will prepare and submit to Seller and Purchaser a written report, certified by a representative of the Company as complete and accurate as of the Closing Date and prepared in accordance with generally accepted accounting principles as consistently applied by the Company (the "Post-Closing Cash Report"), calculating the Post-Closing Adjustment. The Interim Purchase Price shall be adjusted by the amount of the Post-Closing Adjustment in accordance with Section 3.2(b) below.

3.2          Payment of Purchase Price.

(a)          On the Closing Date, the Purchaser shall pay the Interim Purchase Price as follows:

(i)          to Seller, the amount of One Million Seventy-Five Thousand and No/100 Dollars ($1,075,000.00) by delivery of immediately available funds by wire transfer to an account designated by Seller; and

(ii)          to the Escrow Agent, the amount of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) (the “Escrow Funds”) to be held in escrow pursuant to the terms of the Escrow Agreement, by delivery of immediately available funds by wire transfer in accordance with the terms of the Escrow Agreement.

(b)          If the Post-Closing Adjustment is a positive number, then the Seller shall pay to Purchaser an amount equal to the Post-Closing Adjustment within two (2) Business Days of the Purchaser’s receipt of the Post-Closing Cash Report, by delivery of immediately available funds by wire transfer to an account designated by Seller. If the Post-Closing Adjustment is a negative number, then the Purchaser shall pay to Seller an amount equal to the Post-Closing Adjustment within two (2) Business Days of the Seller’s receipt of the Post-Closing Cash Report, by delivery of immediately available funds by wire transfer to an account designated by Purchaser.

3.3          Disbursement of Escrow Funds.

In accordance with the terms of the Escrow Agreement, the Escrow Agent will hold the Escrow Funds in escrow. In accordance with the terms of the Escrow Agreement, the Escrow Agent shall disburse all or a portion of the Escrow as follows: (1) in the event of a material breach of a representation, warranty or covenant of (A) the Seller under this Agreement, or (B) the Company under its Company Side Agreement, which material breach has not been cured within ten (10) days of the Seller, the Company, and the Real Estate Owners each having received written notice from Purchaser of such material breach (the "Cure Period"), then the Escrow Agent shall disburse the "Escrow to Purchaser upon the expiration of the Cure Period; provided, however, that if the Escrow Agent receives by the end of the Cure Period written notice from the Bank that the Bank denies that a material default has occurred and is continuing, then Escrow Agent shall not disburse the Escrow to Purchaser but shall interplead the Escrow with a court of competent jurisdiction; (2) in the event Purchaser is required to engage legal counsel to defend litigation (or threatened litigation) challenging the validity of the transfer of the Assets or the Real Estate Assets, then the Escrow Agent shall disburse to the Purchaser, at the Purchaser’s written direction, Cash in an amount equal to the Purchaser’s reasonable, demonstrated out-of-pocket expenses actually incurred or to be incurred in defending against such litigation or threatened litigation; and (3) upon the one-year anniversary of the date of this Agreement, the Escrow Agent shall disburse the balance, if any, of the Escrow to the Seller.

3.4          Assumption of Liabilities.

(a)          In addition to the payment of the Interim Purchase Price, on and as of the Closing Date, the Purchaser shall assume liability for the CDS Payables. On the Closing Date, the Purchaser shall pay to Seller, pursuant to the Seller’s security interests in the Affiliates’ Accounts and the proceeds thereof, all of the CDS Payables. The amounts of the CDS Payables shall be subject to reconciliation and verification by both the Purchaser and the Seller prior to the Closing Date. The Purchaser shall and hereby does indemnify and save harmless the Seller from and against any and all loss, damage or expense, including any claim made by others against the Seller, arising from any of the foregoing liabilities and obligations to be assumed by the Purchaser. The foregoing indemnification obligation shall survive the Closing.

(b)          Except for the assumption of the CDS Payables, the Purchaser shall not assume and shall not be responsible for any of the Seller's or the Company's liabilities, debts or obligations, whether present or future, absolutely or contingent and whether or not relating to the Business including, without limitation, those liabilities with respect to notice of termination, severance and other obligations to employees of the Business, for federal, state and local income taxes, employment taxes and property taxes, expenses or costs arising out or relating to this Agreement, the negotiation hereof, and the consummation of transactions contemplated hereby, arising out or relating to any pension plan, profit sharing plan, deferred compensation plan, bonus plan, stock option or purchase plan, or any other employee benefit plan. Except as expressly provided with respect to the CDS Payables, nothing contained in this Section 3.4 shall, or shall be deemed to, create any presumption or implication that the Seller has any responsibility or liability with respect to any of the liabilities or obligations described or referred to in this Section 3.4.

ARTICLE 4
 REPRESENTATIONS AND WARRANTIES

4.1          Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on such representations and warranties in connection with the transactions contemplated by this Agreement:

(a)	The Seller is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation;
(b)

The Seller has all necessary authority to enter into this Agreement and all other documents contemplated herein to which it is or will be a party, to perform its obligations hereunder and thereunder, and to carry out the transaction contemplated hereby;

(c)

This Agreement is duly and validly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with the terms hereof;

(d)	The Seller has not granted any option or right capable of becoming an agreement or option for the purchase of the Purchased Assets other than pursuant to the provisions of this Agreement;
(e)	The Seller has not disposed of or encumbered any of the Purchased Assets;
(f)

The Seller holds valid and properly perfected security interests in the Purchased Assets, as reflected in the UCC financing statements, copies of which are attached hereto as Schedule C, and has the right to repossess and sell the Purchased Assets in the manner contemplated herein in accordance with, and subject to, the applicable provisions of the UCC;

(f)

The Seller has duly served a notice of sale of collateral, in substantially the same form as Schedule D attached hereto, upon the Company, Display, and all other Persons known to Seller to be entitled to receive such notice pursuant to the UCC; and

(g)

Other than the Permitted Encumbrances, there are no liens, claims or encumbrances superior to the security interest of Seller on any of the Purchased Assets in which a security interest may be perfected under the UCC by the filing of a UCC-1 financing statement.

4.2          Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Seller and acknowledges that the Seller is relying on such representations and warranties in connection with the transactions contemplated by this Agreement:

(a)	The Purchaser is a limited liability company duly organized and validly existing under the laws of its jurisdiction of incorporation;
(b)

The Purchaser has all necessary authority, corporate and otherwise, to enter into this Agreement and to purchase the Purchased Assets in the manner contemplated herein and to perform its other obligations hereunder;

(c)

This Agreement is duly and validly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser enforceable against it in accordance with the terms hereof; and

(d)	Purchaser has the financial capacity to complete the purchase of the Purchased Assets in the manner contemplated herein.

ARTICLE 5
 CONDITIONS OF CLOSING

5.1          Purchaser's Conditions. The obligation of the Purchaser to purchase the Purchased Assets as contemplated in this Agreement is subject to the conditions stated below which are for the exclusive benefit of the Purchaser and all or any of which may be waived by the Purchaser. If any condition is not satisfied as of the Closing Date, the Purchaser may at its sole discretion terminate this Agreement.

(a)

Verification. All representations and warranties of the Seller contained in this Agreement shall be true in all material respects as of the Closing Date with the same effect as though made on and as of that date;

(b)

Covenants. The Seller shall have performed all of its pre-closing obligations under this Agreement, and the Company shall have performed all of its pre-closing obligations under the Company Side Agreement;

(c)	Approvals. The Parties shall have obtained all necessary approvals for the proposed transaction from all applicable government and regulatory authorities;
(d)	Transfers. The Seller shall have delivered to the Purchaser transfer documents transferring the Purchased Assets in form and substance reasonably satisfactory to the Purchaser;
(e)

No Injunction. There shall be no injunction or restraining order issued, judicial or administrative, by any Person enjoining or preventing the Purchaser from completing the transactions contemplated by this Agreement;

(f)

Conduct of the Business. Between the date hereof and the Closing Date, the Company shall have conducted its Business in materially the same manner as operated on the date hereof, and shall not have sold or otherwise disposed of any of the material assets of the Company with a fair value in excess of $5,000, other than the sale of current assets in the ordinary course of Purchaser's business;

(g)	Real Estate Closing. The Real Estate Closing shall have occurred;

(h)

Raymond James Letter. Purchaser shall have received from Raymond James a letter setting forth (i) that Raymond James marketed the Company's Assets in a manner consistent with customary industry practice and (ii) Purchaser's offer embodied in this Agreement constitutes the highest and best offer received by Raymond James that was reasonably determined to be able to be consummated within a reasonable time;

(i)

Legal Opinion. There shall be delivered to Purchaser the written opinion of legal counsel for the Seller, dated the Closing Date. Such opinion shall be reasonably acceptable to Purchaser and its counsel.

5.2          Seller's Conditions. The obligation of the Seller to sell the Purchased Assets as contemplated in this Agreement is subject to the conditions stated below which are for the exclusive benefit of the Seller and all or any of which may be waived by the Seller. If any condition is not satisfied as of the Closing Date, the Seller may at its sole discretion terminate this Agreement:

(a)	Verification. All representations and warranties of the Purchaser contained in this Agreement shall be true in all material respects with the same effect as though made on and as of that date;
(b)	Covenants. The Purchaser shall have performed all of its pre-closing obligations under this Agreement;
(c)	Approvals. The Parties shall have obtained all necessary approvals for the proposed transaction from all applicable government and regulatory authorities;
(d)	Legal Opinion. There shall be delivered to Seller the written opinion of legal counsel for Purchaser, dated the Closing date. Such opinion shall be reasonably acceptable to Seller and its counsel;
(e)

No Injunction. There shall be no injunction or restraining order issued, judicial or administrative, by and Person enjoining or preventing the Seller from completing the transactions contemplated by this Agreement;

(f)	Real Estate Closing. The Real Estate Closing shall have occurred;
(g)	Transfers. The Purchaser shall have paid the Interim Purchase Price in accordance with the provisions of Section 3.1 of this Agreement.

ARTICLE 6
 CONFIDENTIALITY

6.1          Information to be Kept Confidential. Until the Time of Closing, the Purchaser shall keep all information obtained pursuant to the terms of this Agreement confidential provided that the

Purchaser may disclose such information to its accountants, solicitors, financiers, agents and other advisers.

6.2          Copies of Documents. The Purchaser agrees that the Seller subsequent to the Closing Date may require access to the books and records of the Business for statutory and regulatory purposes and agrees to provide the Seller with access to such books and records subsequent to the Closing as may be reasonable for any legitimate purpose.

ARTICLE 7
 COVENANTS

7.1          Sale Procedures. As soon as practicable after the execution and delivery of this Agreement, Seller will take reasonable steps necessary to exercise its rights under the various loan, guaranty and security agreements between Seller and the Company and under the applicable provisions of the UCC, in order to take possession and control over the Purchased Assets for the purpose of effectuating the sale thereof to the Purchaser in the manner contemplated in this Agreement, and will take other reasonable steps necessary under applicable law to effectuate the sale of the Purchased Assets to the Purchaser in the manner contemplated by this Agreement.

ARTICLE 8
 CLOSING ARRANGEMENTS

8.1          Time and Place of Closing. The completion of the transactions contemplated by this Agreement will take place at the Time of Closing on the Closing Date at the offices of Bradley Arant Rose & White LLP in Birmingham, Alabama, or such other place as may be agreed upon by the Parties.

8.2          Closing Deliveries by the Seller. At the Time of Closing, the Seller shall execute (where required) and deliver to the Purchaser the following:

(a)	a bill of sale in favor of the Purchaser, in form and substance substantially similar to Schedule F attached hereto;
(b)	the Escrow Agreement; and
(c)	the legal opinion described in Section 5.1(i) of this Agreement.

8.3          Closing Deliveries by the Purchaser. At the Time of Closing, the Purchaser shall execute (where required) and deliver to the Seller the following:

(a)	the Interim Purchase Price in accordance with Section 3.1 of this Agreement;
(b)	the evidence of payment of taxes, fees and other charges, or exemption certificates, as the case may be, referred to in Section 2.3 hereof;
(c)	the Escrow Agreement; and
(d)	he legal opinion described in Section 5.2(d) of this Agreement.

ARTICLE 9
 TERMINATION AND EXPENSES

9.1          Termination of Agreement by Purchaser. The Purchaser shall be entitled to terminate this Agreement if:

(a)	On the Closing Date, one or more of the conditions to Closing contained in Section 5.1 has not been satisfied or effectively waived; and
(b)	Seller shall have materially breached its covenants contained in this Agreement and such breach shall not have been cured within a reasonable time after notice thereof by the Purchaser.

9.2          Termination of Agreement by Seller. The Seller shall be entitled to terminate this Agreement if on the Closing Date, one or more of the conditions to Closing contained in Section 5.2 has not been satisfied or effectively waived.

9.3          Effect of Termination. In the event of a termination of this Agreement as provided in this Article 9, this Agreement shall forthwith become of no further force or effect, except that nothing herein will relieve any party from liability for any breach of this Agreement. The parties may seek both legal and equitable remedies in the event of a breach of this Agreement.

9.4          Expenses. Except as expressly provided elsewhere in this Agreement, all expenses incurred by or on behalf of the Seller, on the one hand, or the Purchaser, on the other, in connection with the negotiation, execution and performance of this Agreement, including, without limitation, the fees and expenses of counsel, shall be paid by the party incurring such expense, whether or not the transactions contemplated in this Agreement are completed.

ARTICLE 10
 GENERAL MATTERS

10.1          Notices.

(1)          Any notice, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if (i) delivered personally, (ii) sent by prepaid courier service or mail, or (iii) sent prepaid by fax or other similar means of electronic communication, in each case to the applicable address set out below:

(a)           if to the Purchaser, to:

Bell Design Group, Inc.
4820 S. Peninsula Drive
Ponce Inlet, FL 32127
Attention: Mr. Gary Bell
Facsimile: (386) 788-0781

with a copy to:

Bradford West, Esq.
731 Via Lombardy
Winter Park, FL 32789
Facsimile: (407) 644-9742

(b)          if to the Seller, to:

SouthTrust Bank
P.O. Box 2554
Birmingham, AL 35290
Attention: Andrew Raine
Facsimile: (205) 254-4852

with a copy to:

Bradley Arant Rose & White LLP
2001 Park Place, Suite 1400
Birmingham, AL 35203-2736
Attention: Jay Bender, Esq.
Facsimile: (205) 521-8500

(2)          Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery, if delivered, or on the day of faxing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, faxed or sent prior to 4:30 p.m. on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any such communication sent by mail shall be deemed to have been given and made and to have been received on the fifth Business Day following the mailing thereof; provided, however, that no such communication shall be mailed during any actual or apprehended disruption of postal services. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

(3)          Any Party may from time to time change its address under this Section 10.1 by notice to the other Party given in the manner provided by this Section.

10.2          Time of Essence. Time shall be of the essence of this Agreement in all respects.

10.3          Further Assurances. Each Party shall in good faith, at the reasonable expense of the Purchaser, promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things in connection with this Agreement that the other Party may reasonably require, for the purposes of giving effect to this Agreement.

10.4          Successors and Assigns. This Agreement shall enure to the benefit of, and be binding on, the Seller and its successors and assigns, and the Purchaser and its successors and permitted assigns. The Parties agree that the Purchaser may assign this Agreement to its nominee provided that such nominee is an affiliate of the Purchaser, and provided that the Purchaser remains bound by all obligations hereunder. For purposes of this Section 10.4, the term, “affiliate” means, with respect to the Purchaser, any entity which is controlled by, controls, or is under common control with, the Purchaser, and the term, “control” means holding sufficient voting securities of, or interests in, any such entity to effectively control all material decisions with respect to such entity.

10.5          Amendment. No amendment of this Agreement will be effective unless made in writing and signed by the Parties.

10.6          Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties.

10.7          Waiver. A waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the Party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other Party. The waiver by a Party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that Party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

10.8          Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

10.9          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the Parties adopt any signatures received by a receiving fax machine as original signatures of the Parties; provided, however, that any Party providing its signature in such manner shall promptly forward to the other Party an original of the signed copy of this Agreement which was so faxed.

10.10          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its principles governing conflicts of laws.

10.11          Attornment. Each Party agrees (i) that any action or proceeding relating to this Agreement shall be brought in any court of competent jurisdiction in the State of Florida, and for that purpose now irrevocably and unconditionally attorns and submits to the jurisdiction of such court, and (ii) that it irrevocably waives any right to, and shall not, oppose any such action or proceeding on any jurisdictional basis, including forum non conveniens.

ARTICLE 11
 BROKERS

11.1          Fees. The Seller has not dealt with any broker, finder or any other person entitled to any broker's or finder's fee, commission or other similar compensation in connection with the transactions contemplated hereby. Purchaser shall be solely responsible for the payment of any and all fees, commissions and other remuneration to any broker, finder or similar person engaged by Purchaser or otherwise performing services on behalf of the Purchaser or any affiliate thereof.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

SOUTHTRUST BANK By: Name: Title:

BELL DESIGN GROUP, INC. By: Name: Title: